Exhibit 99.2

Contact:
Pippa Isbell Vice President, Corporate Communications Tel: +44 20 7921 4065 Email: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS RESPONDS TO INDIAN HOTELS’ 13D FILING

Hamilton, Bermuda, December 10, 2007. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) owners or part-owners and managers of 50 luxury hotels, restaurants, tourist trains and river cruise properties in 25 countries today announced that it has responded to a letter filed as an exhibit to a form 13D filed by the Indian Hotels Company Ltd ( IHCL) on December 7, 2007.  The letter from Orient-Express Hotels President and Chief Executive Officer, Paul White, is attached.

IHCL has filed a 13D with the Securities and Exchange Commission stating that it has acquired additional shares taking their Orient-Express Hotels holding to 11.5 per cent.  The filing contained a copy of a letter from Taj Hotels, part of IHCL, proposing a possible association which would explore what it sees as synergies between the two companies while preserving Orient-Express Hotels' standalone position. Orient-Express Hotels had previously rejected a similar proposal from the company.

The Board of Orient-Express Hotels continues to consider that the IHCL proposal is not in the interests of Orient-Express Hotels and its shareholders and therefore has advised them accordingly.

Ends

Orient-Express Hotels Ltd. 22 Victoria Street, PO. Box HM1179, Hamilton Bermuda, HMEX
www.orient-express.com

Ref: PMX\zy

Please reply to:
20, Upper Ground London SE1 9PF Tel: 0207 921 4023 Fax: 0207 921 4723
STRICTLY CONFIDENTIAL

Mr R K Krishna Kumar
Vice Chairman
The Indian Hotels Company Limited
The Taj Mahal Palace & Tower
Apollo Bunder
Mumbai 400 001
India

December 10th, 2007

Dear Mr Kumar,

As President and CEO of Orient-Express Hotels Ltd., I wish to acknowledge your recent filing of Amendment No. 1 to Schedule 13D stating that you and your affiliates are the beneficial owners of 11.5% of Orient-Express’ Class A Common Shares.

As you are fully aware, we have previously advised you that Orient-Express has no interest in pursuing the proposals described in your letter of November 14, 2007.  We felt that our prior correspondence with you was sufficiently clear in communicating our position on this matter, but because you have again expressed an interest in a transaction with Orient-Express, we feel it is appropriate to outline some of the reasons why we do not wish to pursue your proposals.

We do not believe that there is a strategic fit between your predominantly domestic Indian hotel chain and our global portfolio of luxury hotels and unique travel experiences, and we do not wish to be involved in an attempt to improve the performance of your non-Indian properties.  We believe any association of our luxury brands and properties with your brands and properties would result in a reduction in the value of our brands and of our business and would likely lead to erosion in the RevPar premiums currently achieved by our properties.

Orient-Express Hotels Ltd. 22 Victoria Street, PO. Box HM1179, Hamilton Bermuda, HMEX
www.orient-express.com

Further, your approach to branding, whereby longstanding individual hotel brands are replaced with the “Taj” brand is contrary to our approach, whereby we develop and enhance individual hotel brands and ultimately extend these hotel brands to additional properties.  Accordingly, it remains the opinion of our Board of Directors that your proposal is inconsistent with our business strategy and is not in the best long-term interests of Orient-Express and its shareholders.

Very truly yours,

/s/ Paul M White

Paul M White
President & CEO
Orient-Express Hotels, Trains & Cruises

Cc	J B Hurlock
Chairman
Orient-Express Hotels

Orient-Express Hotels Ltd. 22 Victoria Street, PO. Box HM1179, Hamilton Bermuda, HMEX
www.orient-express.com